                                                                     EXHIBIT 4.4



The undersigned:

Martin van Olffen, "notaris" (civil law notary), practicing in Amsterdam, the Netherlands, hereby declares, that to the best of his knowledge

(i)      the articles of association of the limited liability company:
         Baan Company N.V.
         having its corporate seat in Barneveld, the Netherlands, correspond with the document in the Dutch language which is attached to this certificate;

(ii) the document in the English language attached hereto is an accurate, unofficial translation of such articles of association; and

(iii) the articles of association were last amended by deed, executed before Martin van Olffen, notaris, practicing in Amsterdam, on the 29th day of May, 1996, for which amendment the required ministerial declaration of non-objection was granted on the 29th day of May, 1996, number N.V. 256.619.

Signed in Amsterdam on the 20th day of December,  1996.




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                                                                       06-06-96*
                                                                 70095906.bbe/dt

                          TRANSLATION OF THE ARTICLES

                      OF ASSOCIATION OF BAAN COMPANY N.V.

               WITH CORPORATE SEAT IN BARNEVELD, THE NETHERLANDS

                              AS PER MAY 29, 1996

                           NAME AND REGISTERED OFFICE

                                   Article 1.

The name of the company shall be:

Baan Company N.V.

and its registered office shall be at Barneveld.

                                    OBJECTS

                                   Article 2.

The objects of the company are:

a. the financing of -, the participating in -, the administration of -, the managing of - and the cooperation or merger with other companies and/or enterprises, irrespective of object or legal form;

b. the developing and managing of software, the granting of licenses, the purchasing and selling of software, as well as the purchasing and selling of computer systems;

c. the acquisition, alienation, letting and hiring, managing and operating of - and the trade in registered property and movable properties;

d. the investment of capital in securities, registered property, debt claims and other capital values;

e. the rendering of advisory services with regard to management as well as the giving of commercial advice and the acting as an intermediary at the realization of (trade) transactions;

f. the carrying out of all that is connected with the aforementioned in the broadest sense.





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                                    DURATION

                                   Article 3.



         The company shall continue to exist for an indefinite period of time.



                               CAPITAL AND SHARES



                                   Article 4.

1. The authorized capital of the company amounts to three million five hundred thousand guilders (NLG 3,500,000.--) divided into three hundred-and-fifty million (350,000,000) shares of one cent (NLG 0.01) nominal each.

2. The shares shall be registered shares or bearer shares, such at the option of the holder. The shares shall be in bearer form, unless the shareholder, explicitly or implicitly, expresses the desire that he wants a share in registered form.

3. Share certificates for bearer shares shall be available as a body construction with a simplified dividend sheet (CF certificates); such share certificates shall be referred to in these articles of association as share certificates Model A. The dividend sheet of a share certificate Model A shall only be issued by the company to a custodian to be designated by the shareholder. Such a designated custodian must have been admitted as such by the management board and he must have pledged himself towards the company (a) not to hand over the dividend sheets, except to other custodians admitted by the management board or to the company, (b) to have the custody of the dividend sheets administered by an institution commissioned to do so by the management board.

4. Share certificates Model A shall be available for one share and furthermore for such a higher amount of shares as shall be determined by the management board.

5.       Registered shares shall be available:

         - in the form of an entry in the register of shareholders without the issuance of a share certificate; such shares shall be referred to in these articles of association as shares Model I;





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         -   and -in so far as the management board so stipulates- in the form of an entry in the register of shareholders, with the issuance of a share certificate, which share certificate shall consist of a body without a dividend sheet; such shares and share certificates shall in these articles of association be referred to as shares and share certificates Model II.

6. The management board may determine that the entry of shares shall be possible for one or more shares at the same time, the amounts of shares to be determined by the management board.

7. Share certificates Model II shall be available for such amounts of shares as shall be determined by the management board.

8. All share certificates shall be signed by or on behalf of one member of the management board; the signing may be effected by means of a facsimile signature. Moreover, the share certificates Model II shall, and the other share certificates may, be co-signed by one or more persons to be designated thereto by the management board.

9. All share certificates shall bear numbers and/or letters in the manner to be determined by the management board.

10. Subject to approval by the supervisory board, the management board may resolve that for transactions at foreign exchanges share certificates shall be issued that shall meet the requirements of the foreign exchange (exchanges) involved and that they shall not be provided with any dividend sheet.

11. In these articles of association a 'share certificate' shall also be understood to mean a certificate for more than one share.





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                       LOSS/DAMAGE OF SHARE CERTIFICATES

                                   Article 5.

1. At a request in writing by the person entitled to share certificates, new certificates or duplicates bearing the same particulars may be issued for share certificates or parts thereof which have been lost or damaged, if the applicant furnishes proper proof of his right and -in case of loss- of the loss to the satisfaction of the management board, and furthermore on such conditions as the management board shall deem necessary.

2. With respect to the issue of new or duplicate certificates for bearer share certificates in the cases that qualify for issuance according to the management board, the condition may be stipulated that the particulars of the lost certificates shall be announced three times, each time with an interval of at least one month, in at least three newspapers to be selected by the management board, stating the request made and only then the new or duplicate certificates may be issued not until six months after the last announcement, provided that the original documents shall not have been shown to the management board before that time.

3. The issuance of the new or duplicate certificates shall render the original documents void.

4. The issuance of new or duplicate certificates for registered share certificates may, in the cases that qualify for issuance according to the management board, be announced in newspapers to be selected by the management board.



                                 SHARE REGISTER

                                   Article 6.

1. Subject to the provisions laid down in the law, a register of the registered shares shall be kept by or on behalf of the company; the register shall be kept up to date regularly and it may, entirely or partly, consist of more than one copy, and may be kept at various places, all this at the management board's discretion. At least one copy of the register of shares shall be kept at the office of the company.

2. In the register the name and address of every shareholder shall be entered, stating the date of acquisition by the shareholder, the amount of shares held by him, the date of the





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         acknowledgment of the transfer by the company or the service upon the company and the amount paid on each share, and all other information that must be entered by virtue of the law, as well as such further information as the management board, whether or not at the request of a shareholder, deems desirable.

3. The management board shall determine the form and contents of the share register with due observance of the provisions laid down in the first two paragraphs of this article. The management board can resolve that the register may differ as to the form and contents, depending on the type of shares, whether it be Model I or Model II.

4. At his request a shareholder shall obtain a statement of what is entered in the register with regard to shares registered in his name, free of charge, which statement may be signed by one of the special attorneys, to be designated thereto by the management board.

5. The provisions laid down in the preceding paragraphs shall apply mutatis mutandis with respect to beneficiaries of a usufruct or pledgees of one or more registered shares, provided that at the same time the other information required by virtue of the law shall also be included in the register.

                                   Article 7.

1. The holder of a share certificate Model A may, after submitting his share certificate to the company, obtain at his request and at his option without prejudice to what is laid down in article 4-: - either an entry in the share register for one or more shares Model I for an equal nominal amount; - or one or more share certificates Model II for an equal nominal amount.

2. The holder of an entry in the share register for one or more shares Model I may obtain at his request and at his option -without prejudice to what is laid down in article 4-:

         - either one or more share certificates Model II for an equal nominal amount;

         - or one or more share certificates Model A for an equal nominal amount.

3. The holder of a share certificate Model II that has been registered in his name may obtain, after submitting his share certificate to the company, at his request and at his option -without prejudice to what is laid down in article 4-:

         - either an entry in the share register for one or more shares Model I for an equal nominal amount;





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         -   or one or more share certificates Model A for an equal nominal amount.

4. The holder of one or more bearer or registered share certificates may obtain, after submitting these share certificates to the company, at his request and at his option, one or more bearer or registered share certificates of the same model and for an equal nominal amount, each for such an amount of shares as he shall request, however, without prejudice to what is laid down in article 4, paragraphs 4 and 7.

5. The management board may require that a request, as meant in this article, shall be filed on a form to be provided by the company free of charge, and signed by the applicant.



              ISSUANCE OF SHARES/ BODY AUTHORIZED TO ISSUE  SHARES

                 CONDITIONS OF ISSUANCE/ RIGHTS OF PRE-EMPTION

                                   Article 8.



1. The issuance of shares shall be effected pursuant to a resolution of the general meeting, unless the general meeting has appointed an other corporate body thereto. (In these articles of association the general meeting is understood to mean: the body that consists of shareholders and other persons with voting rights.) A resolution of the general meeting to issue shares or to appoint an other body authorized to issue shares may only be passed on the proposal of the management board, which has been approved by the supervisory board. If another corporate body has been appointed, the resolution to issue shares shall be subject to approval by the supervisory board. If the general meeting resolves to appoint an other corporate body as the body authorized to issue shares that have not yet been issued, it shall also determine the amount of shares that may be issued. The appointment may be effected each time for a period not exceeding five
         (5) years. Each period may be extended by not more than five years. The appointment may not be revoked, unless provisions stating the contrary have been made in the resolution to appoint a body authorized to issue shares. If the general meeting has appointed an other corporate body as the body authorized to issue shares that have not yet been issued, it shall not be authorized itself to pass such a resolution during the period of said appointment.





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2.       A resolution for the issuance of shares shall state the price and further conditions of issuance.

3. On the issuance of shares each shareholder shall have a right of pre-emption in proportion to the aggregate amount of his shares, with due observance of the relevant limitations set by law.

4. Shareholders shall have a similar right of pre-emption if rights to subscribe to shares are granted.

5. The right of pre-emption may be limited or excluded by the general meeting, upon proposal by the management board, which proposal has been approved by the supervisory board. If the general meeting has used the authority to appoint an other corporate body authorized to resolve to issue shares that have not yet been issued, as meant in paragraph 1 of this article, that body shall exclusively be authorized to resolve to limit or to exclude the right of pre-emption. If less than one half of the issued capital is represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the general meeting to restrict or exclude such a pre-emption right or to designate another corporate body authorized to limit or to exclude the right of pre-emption. The provisions of the third and sixth sentence of the first paragraph of this article shall, to the extent possible, apply mutatis mutandis.

         If the authority to issue shares of the aforementioned other corporate body appointed by the general meeting shall end, the authority to limit or to exclude shall end as well.

6. This article shall apply mutatis mutandis to the grant of rights to subscribe for shares, but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares.



                               PAYMENT FOR SHARES

                                   Article 9.

1. The full nominal amount of each share must be paid on issue, as well as the balance of these amounts, if a share is subscribed at a higher amount.





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2.       Payment for a share must be made in cash in so far as no other form of contribution has been agreed on. Payment in foreign currency may be made only after approval by the company. If shares are paid for in foreign currency, the obligation to pay shall be met to the extent of the sum for which the payment can freely be converted into Dutch currency. The rate of exchange on the day of payment shall be decisive or, after application of what is laid down in the next sentence, on the day meant in that sentence. The company may demand payment at the rate of exchange on a fixed day within two months before the last day on which payment must be made, provided that the shares or the depositary receipts thereof shall immediately be listed upon issue on the price list of an exchange outside The Netherlands.

                                   OWN SHARES

                                  Article 10.

1. On the issue of shares the company shall not be entitled to subscribe to its own shares.

2. The company shall be entitled to acquire its own fully paid up shares or depositary receipts therefor, provided either no valuable consideration is given or provided that:

         a. the distributable part of the shareholders' equity (the distributable part of the shareholders' equity in these articles of association is understood to mean: the part of the shareholders' equity that exceeds the paid in and called up part of the capital augmented by the reserves that must be maintained by virtue of the law) is at least equal to the acquisition price; and

         b. the nominal amount of the shares in its capital or the depositary receipts therefor to be acquired by the company itself, held by the company or pledged for the benefit of the company, or which are held by a subsidiary, does not exceed one tenth of the issued share capital.

3. For the purposes of paragraph 2 under a., the amount of the shareholders' equity according to the last adopted balance sheet shall be determined less the acquisition price of shares in the capital of the company and distributions to others from profit or reserves becoming due by the company and its subsidiaries after the balance sheet date. If more than six months of a financial year have elapsed in which the annual accounts (in these articles of





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         association the annual accounts are understood to mean: the balance sheet and the profit and loss account and the notes on the accounts) have not been adopted, any acquisition in conformity with paragraph 2 shall not be permitted.

4. An acquisition for valuable consideration shall be permitted only if the general meeting has authorized the management board in this respect and the general meeting may determine that such acquisition shall be subject to approval by the supervisory board. Such authorization shall be valid for a period of time not exceeding eighteen months. The general meeting must stipulate in the authorization the number of shares or depositary receipts therefor may be acquired, the manner in which they may be acquired, and the limits within which the price must be set. However, no authorization shall be required in so far as the company acquires shares in its own capital for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees. Such shares must be officially listed on an exchange.

5.       An acquisition of registered shares in contravention with paragraphs 2
         - 4 shall be null and void. Bearer shares and depositary receipts for shares acquired by the company in contravention of paragraphs 2 - 4 shall be transferred to the joint members of the management board on the date of the acquisition.

6. The company may not exercise the voting rights in the general meeting in respect of shares in its own capital held by the company or in respect of which the company has a usufruct or a pledge.
         Nevertheless, the beneficiaries of a usufruct or pledgees in respect of shares held by the company itself shall be entitled to exercise the voting rights in respect of such shares if either the usufruct or the pledge had been created before the share was owned by the company. No voting rights may be exercised in respect of shares of which the depositary receipts are held by the company. The provisions of this paragraph shall apply mutatis mutandis to shares or depositary receipts therefor held by subsidiaries of the company or in respect of which the subsidiaries of the company hold a usufruct or a pledge.

7.       a.  The company may not grant loans, provide collateral, guarantee the price, otherwise guarantee or otherwise bind itself jointly or severally with or for third parties, for the





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         purpose of the subscription or acquisition by third parties of shares in its own capital or of depositary receipts issued therefore. This prohibition shall also extent to its subsidiaries.

         b. This prohibition shall not apply if shares or depositary receipts are acquired by and for the account of employees of the company or of a group company.

8. In establishing whether the shareholders vote or whether a certain part of the capital is present or represented, the shares in respect of which no votes may be cast by virtue of the law shall be left out of consideration.

9. The company may take its own shares or depositary receipts therefor in pledge only if:

         a. the aggregate nominal value of the shares and depositary receipts therefor to be pledged and already held or held in pledge does not exceed one tenth of the issued capital; and

         b.  the general meeting has approved the pledge agreement.



                               TRANSFER OF SHARES

                                  Article 11.

1. Unless the law provides otherwise and without prejudice to what is laid down in the following paragraphs of this article, the transfer of a registered share shall require an instrument intended thereto and, except in the case that the company itself is a party to said legal act, an acknowledgment in writing of the transfer by the company; the service upon the company of such instrument of transfer or of a copy or extract thereof signed as a true copy by the notary or the transferor shall be considered to have the same effect as an acknowledgment.

2. Without prejudice to what is laid down in paragraph 3 of this article, the transfer of a registered share may only be effected with the approval of the management board.

         To the approval of the management board such conditions may be attached as the management board deems desirable or necessary. The applicant may always demand that approval be granted under the condition that the transfer shall be to a person to be designated by the management board.





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         The approval shall be deemed to have been granted if the management board has not decided on the request within six weeks after the request for approval has been made.

3.       The approval of the management board shall not be required:

         a. in the event that a share Model I is transferred, if an instrument of transfer on a form to be supplied by the company, free of charge, signed by both parties, has been submitted to the company;

         b. in the event that for the share to be transferred a share certificate Model II has been issued, if the share certificate is submitted to the company, provided that the instrument of transfer as mentioned under a., printed on the back of the share certificate has been filled in completely and signed by or on behalf of the transferor or if a separate instrument in the same form is submitted together with the share certificate.

4. If a transfer of a share Model II has taken place by the servicing of an instrument of transfer upon the company, the company shall either make a note of the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal nominal amount, such at the discretion of the management board.

5. Acknowledgment in writing of the transfer of a share Model II by the company shall take place either by a note on the share certificate, evidencing the acknowledgment or by the issuance to the transferee of one or more share certificates registered in his name up to an equal nominal amount, such at the discretion of the management board.

6. The provisions of the preceding paragraphs of this article shall apply mutatis mutandis with respect to the allotment of registered shares at the partitioning of any form of joint property, the transfer of a registered share as a result of execution and the creation of limited rights on a registered share.

7. The filing of requests and the submission of documents as meant in the articles 4 to 7 inclusive and article 10 must be effected at a place to be determined by the management board. Different places can be designated for the different models of shares and share certificates.





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8.       The company is authorized to charge amounts, at no more than cost, to be determined by the management board, to those persons at whose request services shall be carried out on the basis of the articles 4 to 7 inclusive, on the understanding that a number of shares Model A to be determined by the management board with the approval of the shareholder may be comprised in one certificate, at the request of the shareholder free of charge, which again can be split, free of charge, into singular certificates or in certificates representing an other number of shares Model A at the request of the shareholder, to be determined by the management board with the approval of the shareholder, together up to an equal nominal amount.



                               USUFRUCT/PLEDGING

                                  Article 12.

1. The shareholder shall have the right to vote in respect of the shares in which a usufruct has been created. However, the beneficiary of a usufruct shall be entitled to vote, if it was so provided for at the creation of the usufruct. The shareholder who does not have the right to vote and the beneficiary of a usufruct who has the right to vote shall have the rights which the law attributes to holders of depositary receipts issued with the company's cooperation. The rights referred to in the preceding sentence shall not accrue to the beneficiary of the usufruct who does not have the right to vote.

2. The shareholder shall have the right to vote in respect of the shares which are pledged. However, the voting rights shall accrue to the pledgee, if it was so provided for at the creation of the pledge.

         The shareholder who does not have the right to vote and the pledgee who has the right to vote shall have the rights which the law attributes to holders of depositary receipts issued with the company's cooperation. The rights referred to in the preceding sentence shall not accrue to the pledgee who does not have the right to vote.

3. The shareholder shall have the rights accruing from the share relating to the acquisition of shares, it being understood that he shall have to compensate the beneficiary of the usufruct





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         for the value of these rights in so far as the latter is entitled thereto by virtue of his usufruct.



                               CAPITAL REDUCTION

                                  Article 13.

1. The general meeting may, but only on the proposal of the management board, and after said proposal has been approved by the supervisory board, resolve to reduce the issued share capital by a cancellation of shares or by a reduction of the nominal amount of the shares by means of an amendment of the articles of association. The shares referred to in such resolution must be designated therein and such provisions for the implementation of the resolution must be made therein.

2. A resolution to cancel shares may only relate to shares held by the company itself or of which the company owns the depositary receipts.

3. For a resolution to reduce capital a majority of at least two thirds of the votes cast shall be required, if less than half of the issued share capital is represented at the meeting.



                                   MANAGEMENT

                                  Article 14.

         The management of the company is constituted by a management board, consisting of one or more members.



                            APPOINTMENT/REMUNERATION

                                  Article 15.

1. The members of the management board shall be appointed by the general meeting for a limited or unlimited period of time.

2. The supervisory board shall determine the remuneration and further conditions of employment for every member of the management board and the general meeting may grant managing directors the titles of "Chief Executive Officer", President and such other titles as it may deem appropriate.





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                            SUSPENSION AND DISMISSAL

                                  Article 16.

1. Each member of the management board may at any time be suspended or dismissed by the general meeting.

2. Each member of the management board may at any time be suspended by the supervisory board. Such suspension may be discontinued by the general meeting at any time.

3. Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on the termination of the suspension or dismissal, the suspension lapses.



                   DUTIES OF THE  MANAGEMENT  BOARD/DECISION-

                          MAKING/ALLOCATION OF DUTIES

                                  Article 17.

1. Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2. The management board may lay down rules regarding its own decision-making process. The regulations shall be subject to the approval of the supervisory board.

3. At the allocation of duties the management board may determine which duties in particular each member of the management will be charged with. The allocation of duties shall be subject to the approval of the supervisory board.



                                 REPRESENTATION

                                  Article 18.

1. The management board shall be authorized to represent the company. The power to represent the company is also vested in the Chief Executive Officer, the President, and in any two members of the management board acting jointly.

2. The management board may appoint officers of the company with full or limited power of attorney to represent the company. Each of those officers shall be authorized to represent the company with due observance of any restrictions imposed on him.





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3.       If a member of the management board, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter either by one of the other members of the management board with due observance of the provisions of paragraph 1 or by a member of the supervisory board designated by the supervisory board, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the member of the management board with whom the conflict of interest exists. If a member of the management board has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other member of the management board have power to represent the company with due observance of the provisions of paragraph 1.

4.       The management board has authority to perform legal acts:

         a. relating to the subscription for shares whereby special obligations are imposed upon the company;

         b. concerning the acquisition of share on a basis other than that on which a participation in the company is offered to the public;

         c. purporting to confer an advantage on an incorporator of the company or on a third party involved with the incorporation;

         d. relating to a non-cash contribution, without prior approval of the general meeting of shareholders.



                       APPROVAL OF MANAGEMENT RESOLUTIONS

                                  Article 19.

1. The management board shall act on the instructions of the supervisory board concerning the general policy of the company on financial, social and economic matters.

2. The supervisory board is entitled to require such resolutions of the management board to be subject to its approval as it shall decide. Such resolutions shall be clearly specified and notified to the management board in writing. If a resolution of the management board has





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         been subjected to the approval of the supervisory board, a certificate to that effect signed by the chairman of the supervisory board, shall constitute evidence of such resolution vis-a-vis third parties.

3. All resolutions of the management board must be approved by an absolute majority of the votes cast.

4. The management board may also pass resolutions without recourse to a meeting, provided the text of the proposed resolution has been sent to all members of the management board and they have all agreed in writing, including by telegraph, telex or telefax, upon this way of passing resolutions. The management board shall add the record of such a resolution to the received answers attached.



                             ABSENCE OR PREVENTION

                                  Article 20.

         If a member of the management board is absent or prevented from performing his duties, the remaining members or the remaining member of the management board shall be temporarily entrusted with the entire management of the company. If all members of the management board or the sole member of the management board are/is absent or are/is prevented from performing their/his duties, the management of the company shall be temporarily entrusted to the supervisory board which shall then be authorized to entrust the management to one or more person(s), whether or not from among its members.



                               SUPERVISORY BOARD

                                  Article  21.

         The company shall have a supervisory board, consisting of one or more natural persons.

                                  APPOINTMENT

                                  Article  22.



         1. The members of the supervisory board shall be appointed by the general meeting for a period of time not exceeding three (3) years.

         2. No person who has reached the age of seventy-two (72) may be appointed as a member of the supervisory board.

         3. When the appointment of a member of the supervisory board is proposed, the candidate's age and profession shall be stated as well as the number of shares held by him in the company and the offices he holds or has held in so far as they are of importance in connection with the performance of the duties of a member of the supervisory board. Furthermore, it shall be stated which companies he is already associated with as a member of a supervisory board; if they include companies belonging to one and the same group, an indication of the group shall suffice. The proposal for the appointment shall be substantiated.



                      SUSPENSION AND DISMISSAL/RETIREMENT

                                  Article  23.

         1. Each member of the supervisory board may be suspended and dismissed by the general meeting at any time.

         2. Each member of the supervisory board shall retire no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two (72).

         3. The members of the supervisory board shall retire by rotation in accordance with a scheme to be drawn up by the supervisory board. Each member thus retiring may be re-appointed as long as he has not reached the age limit.

                                  REMUNERATION

                                  Article 24.



         The general meeting, on the proposal of the supervisory board, shall determine the remuneration for each member of the supervisory board.



                               DUTIES AND POWERS

                                  Article 25.

         1. It shall be the duty of the supervisory board to supervise the management of the management board and the general course of affairs in the company and in the enterprise connected with it.
             It shall assist the management board with advice. In performing their duties the members of the supervisory board shall act in accordance with the interests of the company and of the enterprise connected with it.

         2. The management board shall supply the members of the supervisory board in due time with the information required for the performance of the duties of the supervisory board.

         3. The supervisory board shall have access to the buildings and the premises of the company and shall be authorized to inspect the books and records of the company. The supervisory board may designate one or more persons from among its members or an expert to exercise these powers. The members of the supervisory board may also in other instances be assisted by experts.

         4. The members of the management board shall be invited to attend the meetings of the supervisory board.

         5. All resolutions of the supervisory board shall be passed by an absolute majority of the votes cast.



                 FINANCIAL YEAR/DRAWING UP THE ANNUAL ACCOUNTS

                                  Article 26.

         1.  The financial year of the company shall be  the calendar year.

         2. Annually, not later than five months after the end of the financial year, the management board shall draw up the annual accounts, unless by reason of special circumstances this term has been extended by the general meeting.

         3. Within the period referred to in paragraph 2, the annual accounts shall be deposited for inspection by the shareholders at the office of the company. Within this period of time the management board shall also submit the annual report. The statement of the accountant as mentioned in article 27 and the additional information required by virtue of the law shall be added to the annual Accounts.

         4. The annual accounts shall be signed by the members of the management board and the supervisory board; if the signature of one or more of the members is lacking, this shall be stated and reasons given.



                                   ACCOUNTANT

                                  Article 27.

         1. The company shall give instructions for the audit of the annual accounts to an accountant (in these articles of association an accountant is understood to mean: a chartered accountant or another accountant as meant in article 2:393 of the Civil Code, or an organization in which such accountants associate).

         2. Such instructions shall be given by the general meeting. If the latter fails to do so, the supervisory board or, in the absence of the members of the supervisory board or in the event the supervisory board fails to do so, the management board shall be authorized to do so. The appointment of an accountant shall not be limited to any limited list of candidates; the instructions may at all times be withdrawn by the general meeting and by the person who gave the instructions; furthermore, instructions given by the management board may be withdrawn by the supervisory board.

         3. The accountant shall report on his audit to the supervisory board and the management board.

         4. The accountant shall present the results of his audit in a statement as to whether the annual accounts give a true and fair view.

                                    ADOPTION

                                  Article 28.

         1. The company shall ensure that the annual accounts, the annual report and the information to be added by virtue of the law are held at its office as from the day on which the annual meeting is convened. Shareholders, and beneficiaries of a usufruct or a pledge in shares who have the right to vote, may inspect the documents at that place and obtain a copy thereof, free of charge.

         2. The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted in the event that the general meeting has been unable to inspect the auditor's report referred to in article 27, paragraph 4, unless a legal ground is given in the information required to be added by virtue of the law for the lack of the auditor's report referred to in article 27, paragraph 4.

         3. Unconditional adoption of the annual accounts by the general meeting shall serve to discharge the management board in respect of their management and the supervisory board in respect of their supervision in so far as such management is apparent from the annual accounts.



                                  PUBLICATION

                                  Article 29.

         1. The company is obliged to publish the annual accounts within eight days following the adoption thereof. The publication shall be made by depositing a complete copy in the Dutch language or, if such copy had not been prepared, a copy in the French, German or English language, at the office of the commercial register in the district in which the company has its official seat according to these articles of association. The date of the adoption must be annotated on the copy.

         2. If the annual accounts have not been adopted within seven months of the termination of the financial year in accordance with the legal requirements, then the management board shall, without further delay, publish the prepared annual accounts in the manner prescribed in paragraph 1; it shall be noted on the annual accounts that they have not yet been adopted.

         3. In the event that the general meeting has extended the period for the preparation of the annual accounts in accordance with article 26 paragraph 2, then the preceding paragraph shall apply as from two months after the termination of the thus extended period.

         4. A copy of the annual report produced in the same language or in Dutch shall, together with the additional information required by virtue of the law, be published at the same time and in the same manner as the annual accounts. In so far as the law permits, the foregoing shall not apply if the documents are held at the office of the company for inspection by any person and if upon request full or partial copies thereof are supplied at a price not exceeding the cost; the company shall file a notice of this fact for registration in the commercial register.

         5. The publication shall be effected with due observance of the applicable legal exemptions.



                                PROFIT/DIVIDEND

                                  Article 30.

         1. The profits, as appearing from the annual accounts as adopted, after retention of such an amount as the management board, after approval by the supervisory board, shall determine, shall be at the disposal of the general meeting, with due observance of the provisions of this article 30.

         2. Dividends may be paid only up to an amount which does not exceed the amount of the distributable part of the shareholders' equity.

         3. Dividends may only be paid after adoption of the annual accounts from which it appears that payment of dividends is permissible.

         4. In anticipation of final dividends, the management board may resolve to pay an interim dividend, provided the requirement of paragraph 2 has been complied with, as evidenced by interim accounts drawn up in accordance with the provisions of the law. Such a resolution shall be subject to the approval of the supervisory board.

         5. Upon proposal of the management board, which proposal has been approved by the supervisory board, the general meeting may, subject to due observance of the provision of paragraph 2, resolve to make distributions to the charge of any reserve which need not be maintained by virtue of the law, and/or to make distributions not in cash but in shares in the company.



                   DATE ON WHICH DISTRIBUTIONS BECOME PAYABLE

                                  Article 31.

         1. Distributions pursuant to article 30, hereinafter to be referred to as "distributions" (or in the singular "distribution") shall become payable from a date to be determined by the management board. The date on which a distribution shall first become payable in respect of shares for which bearer certificates are in circulation or in respect of shares Model I can be a different one than the date in respect of shares for which share certificates Model II are in circulation.

         2. Distributions shall be made payable at a place or places to be determined by the management board, including at least one location in The Netherlands.

         3. In respect of distributions in cash on the shares, the management board may determine the method of payment, as well as the currency in which said distributions shall be made payable.

         4. Distributions in cash which shall be made payable in a currency other than in Dutch currency, shall be converted at the rate of exchange as quoted by the Bank of the Netherlands on a day to be determined and announced by the management board.

             This day may not be determined any earlier than the day prior to the day on which the decision to make distributions was made and not later than the day that, in accordance with paragraph 5 of this article, has been determined for the shares concerned. If and in so far as the company, on the first day on which the distribution has been made payable, shall not be able to make payments at the designated location outside The

             Netherlands or in the foreign currency concerned as a result of government measures or other exceptional circumstances beyond its control, the management board shall have such authority that they may designate one or more locations in The Netherlands where the distributions shall be payable, whether or not in Dutch currency.

         5. The person in whose name the share is registered shall be entitled to distributions in respect of registered shares or, in case of limited rights and rights of holders of depositary receipts, the person whose right shall prove to be well-founded, on a date to be determined by the management board for the purpose of each distribution for the various share models.

         6. In order to be able to exercise the right of this distribution, the person entitled to a distribution in respect of a share for which a share certificate Model A is in circulation must have the dividend sheet of said share held in the safe-keeping of a custodian as meant in article 4, paragraph 3 at the moment to be determined by the management board.

         7. In respect of distributions concerning shares for which share certificates Model A are in circulation, the company shall be discharged vis-a-vis the persons entitled to distributions by making the distributions payable in accordance with the instructions to be given by the institution meant in article 4, paragraph 3.

         8. Notices with regard to distributions and with regard to dates and locations as meant in the preceding paragraphs of this article shall be published in The Netherlands at least in one nationwide published daily newspaper and abroad in at least one daily newspaper in each of those countries where the shares have been admitted for official listing at the company's request and further in such manner as the management board deems desirable.

         9. Claims for payment of distributions in cash shall lapse in so far as these distributions have not been collected within five years and one day after the day they have become payable.

         10. In case of a distribution in shares in the company on the basis of article 30, paragraph 5, the shares which have not been claimed within, a period to be determined by the management board shall be sold for the account of the persons entitled to them. After such sale the persons who have not claimed their shares shall only have the right to the net proceeds in cash of such sale. This right shall lapse after five years and one day, counting from the day after the date on which the shares could be claimed.

         11. In case of a distribution in shares in the company on the basis of article 30, paragraph 5, in respect of registered shares, these shares shall be entered in the register of shares. To holders of shares Model II a share certificate Model II shall be issued to a nominal amount equal to the amount of the entry.

         12. The management board may resolve not to apply the provision laid down in paragraph 6, for what the management board considers to be legitimate reasons and under such conditions as it deems necessary.

         13. The provisions laid down in paragraph 5 to 7 inclusive and paragraph 11 shall apply mutatis mutandis in so far as it concerns distributions that are not made pursuant to article 30.



                        GENERAL MEETING OF SHAREHOLDERS

                                 ANNUAL MEETING

                                  Article 32.

         1. Annually, not later than six months after the end of the financial year of the company , the annual meeting shall be held. (In these articles of association the annual meeting is understood to mean the general meeting of shareholders intended to discuss and adopt the annual accounts, whereas in these articles of association the general meeting of shareholders is understood to mean: the meeting of shareholders and other persons who are entitled to attend meetings.)

         2. The agenda for that meeting shall state inter alia the following points for discussion:

             a.  the annual report;

             b.  adoption of the annual accounts;

             c.  appropriation of profits;

             d.  filling of any vacancies;

             e. other proposals put forward by the management board or the supervisory board.



                                 OTHER MEETINGS

                                  Article 33.

         1. Other general meetings of shareholders shall he held as often as the management board deems such necessary.

         2. Upon their request, one or more holders of shares representing in the aggregate at least one tenth of the issued capital may be authorized by the president judge of the court to convene a general meeting.

         3. When this article applies, holders of shares shall have equal rights as holders of depositary receipts which have been issued in cooperation with the company.



                        CONVOCATION/AGENDA/NOTIFICATION

                                  Article 34.

         1. General meetings of shareholders shall be convened by means of an advertisement-which shall at least be published in a nationwide published daily newspaper in The Netherlands and abroad at least in one daily newspaper in each of those countries where the shares have been admitted for official listing at the company's request. Further, the holders of registered shares shall be convened to the meeting by letter.

         2. The convocation shall be effected by the management board or by those who are authorized to do so by virtue of the law.

                                  Article 35.

         1. The convocation as meant in the preceding article shall take place no later than the fifteenth day prior to the day of the meeting.

         2. The agenda shall include such items as, without prejudice to the other provisions of these articles of association, the management board, or the supervisory board have included therein. No resolution can be validly passed at the meeting with regard to items that have not been included in the agenda.

         3. The convocation shall either specify the items to be discussed or state that the shareholders, the beneficiaries of a usufruct and pledgees with voting rights may acquaint themselves with such items at the company's office and may obtain a copy of the list of items to be discussed, without prejudice to the provisions of the law with regard to capital reduction and the amendment of the articles of association.



                                    PROXIES

                                  Article  36.

         Shareholders and other persons entitled to be present at meetings may be represented by a proxy-in-fact. The written proxy shall have to be deposited no later than the moment and at the location indicated for share certificates in accordance with article 40.



                             PLACE OF THE MEETINGS

                                  Article 37.



         The general meetings of shareholders shall be held in Ede, Barneveld, Amsterdam, Schiphol-Airport (municipality of Haarlemmermeer), Rotterdam or The Hague.



                                  CHAIRMANSHIP

                                  Article 38.

         1. The general meetings of shareholders shall be presided over by the chairman of the supervisory board or, in his absence, by the deputy chairman of the supervisory board, in the event that the latter is absent also, the members of the supervisory board shall elect a chairman from among their midst. The members of the supervisory board may designate another person to act as chairman of a general meeting of shareholders.

         2. If no chairman has been appointed in accordance with paragraph 1, the meeting itself shall designate a chairman.

                                    MINUTES

                                  Article 39.

         1. Minutes shall be kept of the proceedings of every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as proof thereof.

         2. The supervisory board, the chairman or the person who has convened the meeting may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.



                           MEETING RIGHTS/ADMITTANCE

                                  Article 40.

         1. Each shareholder entitled to vote and each beneficiary of a usufruct and each pledgee to whom the voting right has been granted, shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise the voting right.

         2. In order to be able to exercise the rights mentioned in the first paragraph of this article, the holders of shares for which a share certificate Model A has been issued must deposit their share certificates prior to the meeting at the office of the company, or at one of the banks or other institutions, among which at least a custodian as meant in article 4, paragraph 3- which shall also be designated in the convocation. Furthermore the convocation shall state the day on which such deposit shall have to be effected at the latest. The deposit shall be made in return for a ticket for admission for the meeting.

         3. In order to exercise the rights mentioned in the first paragraph of this article the holders of registered shares must notify the company in writing of their intention to do so, no later than on the day and furthermore at the place stated in the convocation and also, in so far as it concerns shares Model II, stating the number of the share certificates/numbers of the share certificates. They may only exercise said rights at the meeting for shares which are registered in their name both on the day mentioned above and on the day of the meeting.

         4. The company shall send a ticket for admission to the meeting to the holders of registered shares who have notified the company of their intention to attend the meeting in accordance with the provisions laid down in the preceding paragraph.

         5. The provisions laid down in the preceding paragraph shall apply mutatis mutandis to beneficiaries of a usufruct and pledgees who have been granted voting rights.

         6. If the voting right in respect of a share has been granted to the beneficiary of a usufruct or to the pledgee instead of to the shareholder, the shareholder shall be entitled to attend the general meeting of shareholders and to address the meeting.

         7.  Each share confers the right to cast one vote.

         8. Each person entitled to vote or his attorney must sign the attendance list.

         9. The right to take part in the meeting according to the paragraphs 1 and 6 may be exercised by an attorney-in-fact. The written power of attorney shall have to be deposited no later than the moment and on the location for share certificates indicated in accordance with this article 40.

         10. The general meeting shall decide on the admittance of persons other than those mentioned above in this article.



                                     VOTES

                                  Article 41.

         1. In so far as the law does not require a qualified majority, all resolutions shall be passed by an absolute majority of all the votes cast (the "Absolute Majority").

         2. If in an election of persons an Absolute Majority is not obtained, a second free vote shall be taken. If again an Absolute Majority is not obtained, further votes shall be taken until either one person obtains the Absolute Majority or the election is between two persons who received an equal number of votes. In the event of further votes (not including the second free vote), the vote shall concern the persons who participated in the preceding vote, with the exception of the person who received the smallest number of votes in that preceding vote. If in that preceding vote more than one person received the smallest number of votes, lots shall be drawn to decide which of them can no longer participate in the following vote. If in the vote between the two the, votes are equal, lots shall be drawn to decide which of them shall be chosen.

         3. If a vote other than for the election of persons results in a tie, the proposal shall be rejected.

         4. Votes shall be by voice. However, the chairman is entitled to decide that votes be cast by ballot. If it concerns an election of persons, a person present at the meeting and entitled to vote can also demand a vote by ballot. Voting by ballot shall take place by means of folded, unsigned ballot papers.

         5.  Blank votes and void votes shall be deemed not to have been cast.

         6. Voting by acclamation shall be possible if none of the persons present and entitled to vote objects thereto.

         7. The decision as expressed by the chairman at the meeting with regard to the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution in so far as it concerns a vote on a proposal not laid down in writing. If, however, the correctness of that decision is challenged immediately after its pronouncement, a new vote shall be taken when either the majority of the persons present and entitled to vote, or, if the original voting was not taken by a roll call or in writing, any person present and entitled to vote so desires. The original vote shall have no legal consequences as the original voting shall be cancelled by this new voting.



                         AMENDMENT OF THE ARTICLES OF

                          ASSOCIATION AND DISSOLUTION

                                  Article  42.

         1. When a proposal to amend the articles of association or to dissolve the company is made to the general meeting, this must be stated in the convocation to the general meeting of shareholders and, in so far as it concerns an amendment of the articles of association, at the same time a copy of the proposal in which the proposed amendment has been phrased verbatim must be deposited at the office of the company for inspection by the shareholders until the end of that meeting. Shareholders may obtain a copy of the aforementioned proposal. Shareholders include beneficiaries of a usufruct and pledgees to whom the voting right has been granted.

         2. A resolution to amend the articles of association or to dissolve the company may only be passed on the proposal of the management board, which proposal has been approved by the supervisory board.



                                  LIQUIDATION

                                  Article 43.

         1. In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the management board shall be charged with the liquidation of the business of the company, and the supervisory board with the supervision thereof.

         2. During liquidation, the provisions of the articles of association shall remain in force to the extent possible.

         3. The balance of the liquidation, remaining after payment of creditors, shall be distributed equally and proportionally among the shareholders.

         4. The liquidation shall take place in accordance with the provisions of section 1 of Book 2 of the Civil Code.



                                CONSIGNMENT FUND

                                  Article 44.

         The amounts due to shareholders or creditors, which have not been claimed within six months of the moment that the last distribution has been made payable, shall be deposited in the consignment fund.